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EXHIBIT 11.1   COMPUTATION OF EARNINGS PER SHARE


                   CELLULAR TECHNICAL SERVICES COMPANY, INC.
                      COMPUTATION OF EARNINGS PER SHARE
                               (unaudited)

                                                      THREE MONTHS ENDED
                                                           MARCH 31,
                                                    ----------------------
                                                      1996         1995
                                                    -----------  ----------
Primary earnings per share:
  Net income (loss) for calculation of primary
    earnings per share                             $(2,500,559)  $  243,127
                                                    -----------  ----------
Weighted average number of shares outstanding       10,804,450    9,876,404

Dilutive effect of outstanding stock options -
 based upon the Treasury Stock Method using
   average market price (1)                                       1,202,939
                                                    -----------  ----------
Weighted average number of shares, as adjusted,
  for calculation of primary earnings per share      10,804,450  11,079,343
                                                    -----------  ----------
                                                    -----------  ----------
Primary earnings (loss) per share (2)              $       (.23) $      .02
                                                    -----------  ----------
                                                    -----------  ----------

(1) Common Stock equivalent shares have not been considered in the calculations for the three month period ended March 31, 1996 because the effect would be antidilutive.

(2) Fully diluted earnings per share computations are not included since they would not materially change results presented on the primary earnings per share basis.

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